RUSSELL INVESTMENT FUNDS

AMENDMENT TO AMENDED AND RESTATED

MASTER TRUST AGREEMENT

Regarding Designation of Sub-Trusts

AMENDMENT NO.          to the Amended and Restated Master Trust Agreement dated October 1, 2008 (referred to herein as the “Agreement”), done this 1st day of May, 2017, by the Trustees under such Agreement.

WITNESSETH:

WHEREAS, Section 4.1 of the Agreement authorizes the Trustees to establish and designate Sub-Trusts and classes thereof; and

WHEREAS, Section 4.1 of the Agreement provides that the Trustees may act for such purpose without shareholder approval;

NOW, THEREFORE, the Trustees hereby redesignate the following Sub-Trusts as set forth herein.

Section 4.2 Redesignation of Sub-Trusts

Without limiting the authority of the Trustees set forth in Section 4.1 of the Agreement to establish and designate any further Sub-Trusts, and without affecting rights and preferences of the existing Sub-Trusts, the Trustees hereby redesignate the Sub-Trusts listed below as follows:

Current Name	New Name
Multi-Style Equity Fund	U.S. Strategic Equity Fund
Aggressive Equity Fund	U.S. Small Cap Equity Fund
Non-U.S. Fund	International Developed Markets Fund
Core Bond Fund	Strategic Bond Fund

IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals for themselves and their assigns, as of the day and year first above written. This instrument may be executed in one or more counterparts, all of which shall together constitute a single instrument.

Thaddas L. Alston	Katherine W. Krysty

Kristianne Blake	Raymond P. Tennison

Cheryl Burgermeister	Jack R. Thompson

Daniel P. Connealy